UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 23, 2004

Encore Medical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26538	65-0572565
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9800 Metric Blvd., Austin, Texas		78758
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(512) 832-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

At a meeting held on December 17, 2004, the Compensation Committee of the Board of Directors of Encore Medical Corporation (the "Company") conditionally approved, after receiving approval from the Company's Board of Directors, an acceleration of vesting of all Company stock options granted to employees under the 1996 Incentive Stock Plan with a per share option exercise price equal to or greater than $7.28 (the "Acceleration"). The conditions imposed by the Compensation Committee before the Acceleration was to be effective were all satisfied on December 23, 2004, which is the effective date of the Acceleration. The minimum $7.28 per share exercise price was greater than the closing price of the Company's shares on the Nasdaq Stock Market on both the date of the Compensation Committee meeting and the effective date. As a result of the Acceleration, options to purchase approximately 773,500 shares of the Company's common stock, par value $0.001 per share (representing 18.4% of the Company's shares of common stock which are subject to issuance upon the exercise of the Company's total outstanding options), with varying remaining vesting schedules of between four months and 32 months, became immediately exercisable. Of the aggregate number of shares which are subject to purchase upon the exercise of the options subject to the Acceleration, options to purchase approximately 475,000 shares (representing 11.3% of the Company's shares of common stock which are subject to issuance upon the exercise of the Company's total outstanding options) are held by the Company's executive officers, and the options held by such executive officers had varying remaining vesting schedules of between six months and 18 months. In connection with the decision of the Compensation Committee, each option agreement underlying options subject to the Acceleration will be amended to reflect the Acceleration as of the effective date.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encore Medical Corporation

December 30, 2004	By:	/s/ Harry L. Zimmerman

Name: Harry L. Zimmerman
Title: Executive Vice President -- General Counsel